UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2015

DEMAND MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001- 35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 394-6400

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02Results of Operations and Financial Condition.

On March 5, 2015, Demand Media, Inc. (the “Company”) issued a press release announcing financial results for its fiscal quarter and fiscal year ended December 31, 2014.  The full text of the Company’s press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

The information in this Item 2.02 of Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The Company makes reference to certain non-GAAP financial measures in the press release, and will make reference to these same measures in its related earnings conference call.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is contained in the attached press release.

Item 5.02Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2015, the Board of Directors of the Company (the “Board”) appointed Rachel Glaser to serve as Chief Financial Officer of the Company, effective upon her commencement of employment, which is expected to occur on April 13, 2015. Ms. Glaser will serve as the Company’s principal financial officer when she joins the Company. Peter Kim, the Company’s Senior Vice President, Accounting and interim Chief Accounting Officer, will serve as the Company’s principal accounting officer. Mr. Kim will also serve as the Company’s principal financial officer on an interim basis until Ms. Glaser’s start date.

Ms. Glaser, 53, has served as Chief Financial Officer of Move, Inc., an online network of websites for real estate search, finance, and moving and home enthusiasts, since 2012. From April 2008 to November 2011, Ms. Glaser served as Chief Operating and Financial Officer of MyLife.com, a subscription-based people search business, and from May 2005 to April 2008, she was the Senior Vice President of Finance at Yahoo! Inc., a global internet services provider. Between 1986 and 2005, Ms. Glaser held finance and operations positions of increasing responsibility at The Walt Disney Company, a media and entertainment company, and was Vice President of Operations and Business Planning for the Consumer Products group at the time of her departure. From August 2010 to July 2014, Ms. Glaser served on the board of directors of Sport Chalet, Inc., a full service specialty retailer, and as a member of its Audit Committee and Corporate Governance and Nominating Committee. Ms. Glaser received a bachelor’s degree in Psychology from the University of California at Berkeley and a master’s degree in Business Administration from the University of Southern California.

Mr. Kim, 42, is the Company’s Senior Vice President, Accounting and interim Chief Accounting Officer. Mr. Kim joined Demand Media in July 2013 as Senior Vice President, Accounting and became interim Chief Accounting Officer in March 2015. In his current role, Mr. Kim oversees and manages the Company’s accounting, finance and tax functions, which includes accounting operations and policy, financial controls and reporting. Mr. Kim was also integral to the Company’s tax-free spin-off of its domain name services business in August 2014. Prior to joining Demand Media, Mr. Kim was the Corporate Controller at RealD Inc., a global licensor of stereoscopic 3D technologies, from 2010 to 2013, where he played a critical role in RealD’s initial and secondary public offerings. From 2003 to 2010, Mr. Kim was Vice President, Reporting for Entravision Communications Inc, a diversified Spanish-language media company. Prior to that, Mr. Kim worked at the The Walt Disney Company and a boutique public accounting firm. Mr. Kim holds a bachelor’s degree from the University of California at Los Angeles in Economics.

Glaser Employment Agreement

On March 4, 2015, the Company entered into an Employment Agreement with Rachel Glaser (the “Glaser Agreement”). The Glaser Agreement is effective as of April 13, 2015 and expires on April 13, 2019, unless earlier terminated.

The Glaser Agreement provides for an annual base salary of $350,000, subject to increase at the discretion of the Compensation Committee of the Board (the “Compensation Committee”). The Glaser Agreement also provides an opportunity for Ms. Glaser to earn an annual discretionary cash performance bonus targeted at 60% of her base salary in effect for any calendar year, based on: (i) for fiscal 2015, the achievement of individual performance objectives, as determined by the Board or Compensation Committee, and (ii) for all other fiscal years during her employment period, the attainment of Company-based operating and financial metrics established by the Board or Compensation Committee. Ms. Glaser is also entitled to participate in customary health, welfare and fringe benefit plans.

Upon commencement of her employment or shortly thereafter, Ms. Glaser will be granted stock options covering 200,000 shares with a per share exercise price to be equal to the closing price per share on the grant date. These stock options will vest with respect to 25% of the shares subject to the stock option on April 13, 2016 and with respect to an additional 1/48th of the shares subject to the stock option on each monthly anniversary of April 13, 2016 thereafter, subject to Ms. Glaser’s continued employment through the applicable vesting date. Upon commencement of her employment or shortly thereafter, Ms. Glaser will also be granted 75,000 restricted stock units (“RSUs”), which will vest over four years with 25% of the RSUs vesting on May 15, 2016 and an additional 1/16th of the RSUs vesting on each quarterly anniversary of May 15, 2016 thereafter, subject to Ms. Glaser’s continued employment through the applicable vesting date. In addition, during the employment period set forth in the Glaser Agreement and at the Company’s discretion, Ms. Glaser will be eligible to receive periodic equity-based incentive awards from the Company.

If Ms. Glaser’s employment is terminated by the Company without “cause,” or by Ms. Glaser for “good reason” in connection with a “change in control,” or as a result of Ms. Glaser’s death or “disability” (each, as defined in the Glaser Agreement), then, in addition to accrued amounts, Ms. Glaser will be entitled to receive the following benefits:

•	a lump-sum payment in an amount equal to one year of Ms. Glaser’s annual base salary then in effect, payable on the 30th day following the date of termination;

•	a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus, payable within 30 days of the date of termination;

•

a lump-sum payment in an amount equal to a pro-rata portion of Ms. Glaser’s annual bonus with respect to the fiscal year in which the date of termination occurs (calculated based on the prior year bonus actually paid), payable within 30 days of the date of termination;

•	Company-paid healthcare continuation coverage for Ms. Glaser and her dependents for up to one year after the date of termination; and

•	upon a qualifying termination in connection with a change in control, accelerated vesting of all outstanding equity awards held by Ms. Glaser on the date of termination.

Ms. Glaser’s right to receive the severance payments (either in connection with a change in control or outside the change in control context) described above is subject to her delivery of an effective general release of claims in favor of the Company. In addition, to the extent that any payment or benefit received or to be received by Ms. Glaser, including any payment or benefit received in connection with a termination of Ms. Glaser’s employment, would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Ms. Glaser than receiving the full amount of such payments.

Kim Employment Agreement

On March 4, 2015, the Company entered into an Amended and Restated Employment Agreement with Peter Kim (the “Kim Agreement”). The Kim Agreement is effective as of March 5, 2015 and expires on March 5, 2018, unless earlier terminated.

The Kim Agreement provides for an annual base salary of $275,000. The Kim Agreement also provides an opportunity for Mr. Kim to earn an annual discretionary cash performance bonus targeted at 30% of his base salary actually paid for any calendar year, based on the attainment of Company performance metrics applicable to senior employees and/or individual performance objectives, in each case as established and approved by the Board or Compensation Committee. Mr. Kim is also entitled to participate in customary health, welfare and fringe benefit plans.

In connection with entering into the Kim Agreement, Mr. Kim was granted stock options covering 25,000 shares with a per share exercise price equal to $5.10. These stock options will vest over three years with one-third (1/3) of the shares subject to the stock option vesting on March 1, 2016 and an additional 1/36th of the shares subject to the stock option vesting on each monthly anniversary of March 1, 2016 thereafter, subject to Mr. Kim’s continued employment through the applicable vesting date. Mr. Kim was also granted 10,000 RSUs in connection with entering into the Kim Agreement, which will vest in three substantially equal installments over three years commencing on March 1, 2016 and each anniversary of March 1, 2016 thereafter, subject to Mr. Kim’s continued employment through the applicable vesting date. From time to time during his employment with the Company, Mr. Kim has also received other equity awards under the Company’s equity incentive plans. In addition, during the employment period set forth in the Kim Agreement, Mr. Kim is eligible to receive periodic equity-based incentive awards from the Company.

If Mr. Kim’s employment is terminated by the Company without “cause,” or by Mr. Kim for “good reason” in connection with a “change in control,” or as a result of Mr. Kim’s death or “disability” (each, as defined in the Kim Agreement), or without “cause” within six months of the commencement of employment of a permanent Chief Financial Officer (a “Post CFO Appointment Termination”) then, in addition to accrued amounts, Mr. Kim will be entitled to receive the following benefits:

•

a lump-sum payment in an amount equal to six months of Mr. Kim’s annual base salary in effect on the date of termination or, solely in the event of a Post CFO Appointment Termination, a lump-sum payment in an amount equal to nine months of Mr. Kim’s annual base salary in effect on the date of termination, payable on the 60th day following the date of termination;

•

a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus, payable on the date on which annual bonuses are paid to the Company’s senior employees generally for such calendar year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the date of termination occurs;

•

solely in the event of a Post CFO Appointment Termination, a lump-sum payment in an amount equal to 50% of Mr. Kim’s pro-rated target bonus with respect to the fiscal year in which the date of termination occurs, payable within 60 days of the date of termination;

•

Company-paid healthcare continuation coverage for Mr. Kim and his dependents for up to six months (or, solely in the event of a Post CFO Appointment Termination, nine months) after the date of termination;

•	upon a qualifying termination in connection with a change in control, accelerated vesting of all outstanding equity awards held by Mr. Kim on the date of termination; and

•

solely in the event of a Post CFO Appointment Termination, accelerated vesting of Mr. Kim’s outstanding equity awards as follows: (i) with respect to any equity awards granted to Mr. Kim prior to 2015, the number of shares underlying such equity awards that would have vested over the six month period immediately following the date of termination will vest on the date of termination; and (ii) with respect to the stock options and RSUs granted to Mr. Kim in connection with entering into the Kim Agreement, 25% of the outstanding awards will vest on the date of termination.

Mr. Kim’s right to receive the severance payments (either in connection with a change in control or outside the change in control context) described above is subject to his delivery of an effective general release of claims in favor of the Company. In addition, to the extent that any payment or benefit received or to be received by Mr. Kim, including any payment or benefit received in connection with a termination of Mr. Kim’s employment, would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Kim than receiving the full amount of such payments.

Item 7.01Regulation FD Disclosure.

The press release issued by the Company on March 5, 2015 announcing its financial results also announced the appointment of Ms. Glaser as Chief Financial Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 7.01 of Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

99.1	Press Release dated March 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2015	DEMAND MEDIA, INC.

	By:	/s/ Daniel Weinrot
Daniel Weinrot
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated March 5, 2015.